Exhibit 21.1

Subsidiaries of Creative Global Technology Holdings Limited:

-	Creative Global Technology (BVI) Limited, a BVI company, 100% owned by Creative Global Technology Holdings Limited

-	Creative Global Technology Limited, a Hong Kong company, 100% owned by Creative Global Technology (BVI) Limited